EXHIBIT 11
                        COMPUTATION OF NET LOSS PER SHARE



                                                       FOR THE THREE MONTHS
                                                         ENDED SEPTEMBER 30
                                                    ---------------------------
                                                        1998            1997
                                                        ----            ----

Net loss                                            $  (962,106)    $  (912,599)
Preferred stock 8% premium                              (99,577)        (32,099)
Imputed dividend on Series A Preferred Stock                 --        (238,650)
                                                    -----------     -----------
Net loss applicable to common shareholders          $(1,061,683)    $(1,183,348)

                                                    -----------     -----------
Weighted average common shares outstanding            3,466,062       2,796,866
                                                    ===========     ===========
Basic and Diluted net loss per common share         $      (.31)    $      (.42)
                                                    ===========     ===========